Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Royale Energy, Inc. (the "Company") with respect to the information from our firm's reserves report dated February 5, 2015, which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.  We further consent to the reference to this firm under the heading "Experts" in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer
Houston, Texas
October 26, 2015

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